Exhibit 99.1

NEWS FOR RELEASE: 3/17/2009, 4:01pm ET                    CONTACT:  Lee Brown
                                                               (719) 481-7213
                                                        lee.brown@ramtron.com

              RAMTRON ANNOUNCES RESTRUCTURING AND COST REDUCTIONS

COLORADO SPRINGS, CO - March 17, 2009 - U.S. semiconductor maker Ramtron International Corporation (Nasdaq: RMTR), the leading developer and supplier of nonvolatile ferroelectric random access memory (F-RAM) and integrated semiconductor products, today announced that it has initiated restructuring and cost reduction actions to strengthen its operation during the current economic environment and position the company to execute on its key strategic objectives. As a result of the actions, the company expects to reduce its previously projected 2009 costs and operating expenses, excluding impairment related charges, by approximately $5.1 million.

In connection with the actions, Ramtron expects to record charges totaling $5.8 million during the first half of 2009, of which most will be taken during the first quarter. Approximately $4.8 million of the charges will be non-cash impairments of goodwill, long-term assets, and purchased IP associated with the company's Canadian operation. The remaining $1 million is related to severance costs arising from a 17% reduction in the company's workforce. In addition, the company has reduced salaries for all employees by 5% to 12%, eliminated variable compensation accruals for 2009, and taken other actions to reduce operating expenses. After the workforce reduction, the company employs 102 people throughout its worldwide operation.

"This restructuring preserves Ramtron's financial stability and operational flexibility while we work toward establishing a new foundry at IBM, which is a key objective intended to enhance new product development and lower manufacturing costs," said Bill Staunton, Ramtron's CEO. "In light of the uncertainty surrounding current economic conditions, we decided to take pre-emptive steps to align the company's cost structure with a very conservative annual revenue level that is projected lower than our previously stated 2009 annual revenue guidance."

About Ramtron
-------------

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory and integrated semiconductor solutions used in a wide range of product applications and markets worldwide. For more information, visit www.ramtron.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts are "forward-looking statements". These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. Please refer to Ramtron's Securities and Exchange Commission filings for a discussion of such risks. The forward-looking statements in this report are being made as of the date of this report, and Ramtron expressly disclaims any obligation to update or revise any forward-looking statement contained herein.

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